UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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K•Swiss Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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31248 Oak Crest Drive

Westlake Village, California 91361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 20, 2008

To the Stockholders of

K•Swiss Inc.:

The Annual Meeting of Stockholders of K•Swiss Inc. (the “Company”) will be held at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361 on Tuesday, May 20, 2008 at 10:00 a.m., Los Angeles time. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

(1) For holders of Class A Common Stock to elect two directors, and for holders of Class B Common Stock to elect four directors, in each case to serve one-year terms ending at the 2009 annual meeting, or until their successors are elected and qualified.

(2) To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008.

(3) To approve the re-pricing of certain stock options issued under the Company’s 1999 Stock Incentive Plan.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority in voting interest of the Company’s outstanding Common Stock must be present in person or be represented by proxy.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are requested to mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors

Steven Nichols

Chairman of the Board and President

Westlake Village, California

April 8, 2008

K•SWISS INC.

31248 Oak Crest Drive

Westlake Village, California 91361

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 20, 2008

GENERAL INFORMATION ON THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 20, 2008

The Proxy Statement and accompanying Annual Report to stockholders are available at www.k-swiss.com.

This Proxy Statement is being mailed on or about April 8, 2008 in connection with the solicitation of proxies by and on behalf of the Board of Directors of K•Swiss Inc., a Delaware corporation (“K•Swiss” or the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which is to be held on Tuesday, May 20, 2008 at 10:00 a.m., Los Angeles time at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361, and any adjournment or postponement thereof.

The entire cost of soliciting proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing the proxy solicitation materials. In addition to the use of mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, fax or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of the Company’s stock.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on March 24, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. As of the Record Date, 26,599,282 shares of Class A Common Stock and 8,059,524 shares of Class B Common Stock were outstanding, all of which shares are entitled to be voted at the Annual Meeting. As of the Record Date, 2,421,617 shares of Class A Common Stock were issued but held by the Company as treasury shares and are not entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A Common Stock held of record, and ten votes for each share of Class B Common Stock held of record. At the Annual Meeting, holders of shares of Class A Common Stock will be entitled to elect two members of the Company’s Board of Directors, and holders of shares of Class B Common Stock will be entitled to elect the remaining four members of the Company’s Board of Directors. With respect to the election of directors or matters to which a class vote is required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the outstanding shares of a class of the Company’s Common Stock is necessary to constitute a quorum for the election of directors to represent such class or for such other matters requiring a class vote. With respect to matters other than the election of directors or matters to which a class vote is not required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

A stockholder giving a proxy may revoke it at any time before it is voted by filing a written notice of revocation with the Secretary of the Company at 31248 Oak Crest Drive, Westlake Village, California 91361, or by appearing at the Annual Meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with recommendations of the Board of Directors as shown on the proxy. The Company intends to disclose the results of the vote of the Annual Meeting by May 31, 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under the Restated Certificate of Incorporation and the Restated Bylaws of the Company, two (2) directors out of a total of six (6) are to be elected at the Annual Meeting by the holders of Class A Common Stock to serve one-year terms expiring at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The remaining four (4) directors are to be elected at the Annual Meeting by the holders of Class B Common Stock to serve one-year terms expiring at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless authority to vote for a certain nominee is withheld by an indication thereon, the Class A Common Stock proxy will be voted to re-elect David Lewin and Mark Louie, and the Class B Common Stock proxy will be voted to re-elect Steven Nichols, George Powlick, Lawrence Feldman and Stephen Fine, in all cases to serve until the 2009 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The Company has no reason to believe that any of those named will not be available as a candidate. However, if such a situation should arise, the proxies may be voted for the election of other nominees as directors at the discretion of the person acting pursuant to the proxies. Certain information regarding the nominees for election by the holders of Class A Common Stock and the holders of Class B Common Stock is set forth below.

The vote of a plurality of the shares of Class A Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for the election of the two (2) directors to be elected by the holders of Class A Common Stock. The vote of a plurality of the shares of Class B Common Stock voting at the Annual Meeting (with each share entitled to ten votes) is required for the election of the four (4) directors to be elected by the holders of Class B Common Stock.

Nominees for Election by Class A Common Stockholders at the 2008 Annual Meeting

Name	Age at December 31, 2007	Position with Company	Director Since
David Lewin	64	Director	2001
Mark Louie	51	Director	2003

Nominees for Election by Class B Common Stockholders at the 2008 Annual Meeting

Name	Age at December 31, 2007	Position with Company	Director Since
Steven Nichols	65	Chairman of the Board, Chief Executive Officer and President	1987
George Powlick	63	Vice President—Finance, Chief Operating Officer, Chief Financial Officer, Secretary and Director	1990
Lawrence Feldman	65	Director	1987
Stephen Fine	59	Director	2000	(1)

(1)	Mr. Fine previously served as a director of the Company from 1987 to August 1998.

Principal Occupations of Class A and Class B Nominees During Last Five Years

Steven Nichols has been President, Chief Executive Officer and Chairman of the Board of the Company since 1987. From 1980 to 1986, Mr. Nichols was a director and Vice-President—Merchandise of Stride Rite Corp., a footwear manufacturer and holding company. In addition, Mr. Nichols was President of Stride-Rite Footwear from 1982 to 1986. From 1979 to 1982, Mr. Nichols served as an officer and President of Stride Rite Retail Corp., the largest retailer of branded children’s shoes in the United States. From 1962 through 1979, Mr. Nichols was an officer of Nichols Foot Form Corp., which operated a chain of New York retail footwear stores.

George Powlick, Vice-President—Finance, Chief Financial Officer and Secretary of the Company since January 1988, Director of the Company since 1990 and Chief Operating Officer of the Company since September 2004, joined the Company in January 1988. Mr. Powlick is a certified public accountant and was an audit partner in the independent public accounting firm of Grant Thornton LLP from 1975 to 1987.

Lawrence Feldman, a Director of the Company, has been President of the Rug Warehouse, Inc., a New York City oriental rug retailer and wholesaler, since 1977 and Vice-President of Loom & Weave, LLC, a wholesaler of collectible antique textiles and rugs, since 2000. From 1973 to 1977, Mr. Feldman was Vice-President for Design and Product Development for Hart Schaffner & Marx, a clothing manufacturer and retailer.

Stephen Fine, a Director of the Company, has been a Director, President and Chief Operating Officer of The Biltrite Corporation, a supplier of rubber and plastics products used in footwear, flooring and industrial applications, since 1985. From 1982 to 1985, Mr. Fine served as Executive Vice-President of Biltrite. From 1970 to 1982, Mr. Fine held various executive positions with American Biltrite Inc. Mr. Fine was a Director of Maxwell Shoe Company Inc., a manufacturer of women’s casual and dress footwear from April 1994 to July 2004.

David Lewin, a Director of the Company, is the Neil Jacoby Professor of Management, Human Resources and Organizational Behavior at The John E. Anderson Graduate School of Management at the University of California at Los Angeles. Mr. Lewin has been a professor at UCLA since 1990. Beginning in 2006, Mr. Lewin has served as a Director of the National Academy of Human Resources, a non-profit organization. Since 1975, Mr. Lewin has consulted with business and non-business enterprises on a range of human resource management issues, including consulting on employment matters for LECG, LLC, an international consultancy firm providing expert testimony and analysis in wage and hour, antitrust, industrial organization and related litigation, since 2003. Since 1992, Mr. Lewin has also been a General Partner with Competitive Advantage Partners, a consulting firm.

Mark Louie, a Director of the Company, is a Managing Director of C. M. Capital Corporation, an Advisor to a Hong Kong based family with investments in the U.S. and throughout the world since April 2006. In connection with this position, Mr. Louie is a general partner of the Mingly China Growth Fund, LP, a Cayman Islands exempted limited partnership and a director of the Govtor Mingly Growth Venture Capital Company Ltd., both which invest in primarily private companies in the Greater China Area. From December 2004 to April 2006, Mr. Louie was a Senior Vice President—Business Development and Strategy for C. M. Capital Corporation. Beginning February 2000, Mr. Louie has been a Managing Member and Chief Financial Officer of TechFund Europe Management, LLC and affiliated entities (“TechFund”), an early stage venture capital investor. Beginning February 2004, Mr. Louie has provided financial consulting services to various businesses and companies, affiliated with or independent of C. M. Capital Corporation or TechFund. From 1983 to 2000, Mr. Louie was a Vice-President in the Investment Banking Division of Goldman Sachs Group, Inc.

Independence of the Board of Directors

The Board of Directors has determined that a majority of the Board of Directors is “independent” in accordance with the Marketplace Rules of the NASDAQ Stock Market as well as the independence standards adopted by the Board of Directors. The Board of Directors has determined that Messrs. Lawrence Feldman, Stephen Fine, David Lewin and Mark Louie are “independent” directors under these standards.

Stock Ownership and Corporate Governance Guidelines

Pursuant to a recommendation of the Corporate Governance and Nominating Committee in 2005, the full Board of Directors adopted a non-binding stock ownership guideline for directors, recommending that each director own, no later than December 31, 2010 (or five years after a director first joins the Board of Directors, whichever is later), an amount of Class A Common Stock of the Company equal to four times the cash retainer the Company pays each director for the year ended December 31, 2010. The Board of Directors encourages each director to meet such guideline within the noted timeframe. Prior to accepting any other assignment on the board of directors of a for-profit entity, members of the Board of Directors must seek and receive prior approval from the Corporate Governance and Nominating Committee. Additionally, the Corporate Governance and Nominating Committee continues to review and evaluate potential enhancements to the Company’s corporate governance philosophy and structure, including the adoption of corporate governance guidelines.

Meetings of the Board of Directors and Committees

The Board of Directors held six formal meetings during fiscal year 2007 and took action on one matter by unanimous written consent. Each Director attended at least 75% of the meetings of the Board of Directors and the Board Committees of which he was a member. Directors are expected to attend the annual meetings of stockholders. Last year all directors attended this meeting.

The Board of Directors has the following standing committees: the Compensation and Stock Option Committee (“Compensation Committee”), the Audit Committee and the Corporate Governance and Nominating Committee (“Governance Committee”).

Compensation and Stock Option Committee

The Compensation Committee is composed of Messrs. Feldman, Fine (Chairman) and Lewin. The Board of Directors has determined that Messrs. Feldman, Fine and Lewin are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market as well as the independence standards adopted by the Board of Directors. This Committee met four times during fiscal year 2007 and took action on one matter by unanimous written consent.

The Compensation Committee’s purpose is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and produce the annual report on executive compensation for inclusion in the Company’s proxy statement. The duties and responsibilities of the Compensation Committee, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•

administer and make recommendations to the Board of Directors with respect to the Company’s incentive-based compensation and equity-based compensation plans, including the directors’ compensation plans;

•

review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

•

oversee the Company’s overall compensation structure, policies and programs with respect to the executive officers (other than the Chief Executive Officer) disclosed in the Summary Compensation Table included in this Proxy Statement and assess whether that compensation structure establishes appropriate incentives for such executive officers; and

•	perform such other duties and responsibilities as are consistent with the purpose of the Compensation Committee and as the Board of Directors or the Compensation Committee deems appropriate.

In overseeing these plans, the Compensation Committee may delegate any of the foregoing duties and responsibilities to a subcommittee of the Compensation Committee consisting of not less than two members of the committee. The Chief Executive Officer and Chief Financial Officer are active in setting compensation packages. See discussion in “Compensation Discussion and Analysis.”

The Compensation Committee has the authority to retain, at the expense of the Company, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Compensation Committee in the evaluation of director, Chief Executive Officer or senior executive compensation, and to approve the consultant’s fees and other retention terms. In fiscal year 2007, the Compensation Committee did not retain any such compensation consultants.

The Compensation Committee charter is available on K•Swiss’ website at www.k-swiss.com.

Audit Committee

The Audit Committee is composed of Messrs. Feldman (Chairman), Fine and Louie. The Board of Directors has determined that Messrs. Feldman, Fine and Louie are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market as well as the independence standards adopted by the Board of Directors and also meet the requirements set forth in Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has determined that Mr. Louie qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K in the Exchange Act. The Audit Committee charter is available on K•Swiss’ website at www.k-swiss.com. This committee met seven times during fiscal year 2007.

Corporate Governance and Nominating Committee

The Governance Committee is composed of Messrs. Feldman (Chairman), Fine and Lewin. The Board of Directors has determined that Messrs. Feldman, Fine and Lewin are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market as well as the independence standards adopted by the Board of Directors. The Governance Committee charter is available on K•Swiss’ website at www.k-swiss.com. This committee met once during fiscal year 2007.

Executive Sessions of Independent Directors

During fiscal year 2007, the Company’s independent directors met regularly in executive sessions outside the presence of management and intend to do so in fiscal year 2008 as well. Such executive sessions are generally held in conjunction with each regularly scheduled meeting of the Board of Directors. The Board of Directors has not formally appointed a single director to preside as lead director of these executive sessions. Instead, various independent directors preside at such sessions from time to time depending on the nature of the topics discussed. The independent directors have discussed the issue of executive management succession planning. Communications to the independent directors may be sent to independent directors c/o Corporate Secretary, K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361.

Annual Evaluations and Director Education

Pursuant to the terms of their charters, each of the Compensation, Audit and Governance Committees evaluate their respective performance and assess the adequacy of their respective charters annually. Additionally, the Company’s policy is to provide an orientation process for new directors, including a review of background material on the Company, meetings with senior management and a briefing on key issues facing the Company.

Communications with the Board of Directors

Any stockholder interested in communicating with members of the Board of Directors, any of its committees, the independent directors as a group or the Board of Directors as a whole, may send written communications to the Board of Directors or any of the directors to K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Secretary. Communications received in writing are forwarded to the Board of Directors or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Vote Required and Board Recommendation

The vote of a plurality of the shares of Class A Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for the election of the two directors to be elected by the holders of Class A Common Stock. The vote of a plurality of the shares of Class B Common Stock voting at the Annual Meeting (with each share entitled to ten votes) is required for the election of the four directors to be elected by the holders of Class B Common Stock. The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominated directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of auditors is approved annually by the Audit Committee of the Board of Directors. Grant Thornton LLP has been selected by the Audit Committee for fiscal year 2008. In making its appointment, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year.

Grant Thornton LLP was the Company’s certified public accountant for fiscal year 2007. During fiscal year 2007, the Company also engaged Grant Thornton LLP to render certain non-audit professional services involving general consultations, as further described below.

Each professional service performed by Grant Thornton LLP during fiscal year 2007 was reviewed, and the possible effect of such service on the independence of the firm was considered, by the Audit Committee. Additionally, the Audit Committee requires the rotation of its outside auditor’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the Securities and Exchange Commission. Representatives of Grant Thornton LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to questions from stockholders.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for pre-approving all audit services, audit-related services, tax services and non-audit services performed by Grant Thornton LLP. Specifically, the Audit Committee has pre-approved the use of Grant Thornton LLP for detailed, specific types of services within the following categories: annual audits, quarterly reviews and statutory audits, preparation of certain international corporate tax returns, regulatory implementation and compliance and risk assessment guidance. In each case, the Audit Committee has also set specific annual ranges or limits on the amount of each category of services which the Company would obtain from Grant Thornton LLP. These limits and amounts are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee has designated the Company’s Corporate Controller to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with the Company’s pre-approval policies and procedures and to report to the Audit Committee on a periodic basis on the results of its monitoring. All audit, audit-related, tax and other non-audit services described below were pre-approved pursuant to this policy.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the stockholders, engaged Grant Thornton LLP to perform an annual audit of the Company’s financial statements for the year ended December 31, 2007. The following table sets forth fees for services Grant Thornton LLP provided during years ended December 31, 2007 and 2006:

	2007	2006
Audit fees(1)	$952,600	$643,200
Audit-related fees(2)	7,300	6,800
Tax fees(3)	16,100	10,900
All other fees(4)	—	—

Total	$976,000	$660,900

(1)	Represents fees for audit services, including fees associated with the annual audit (which included the audit of the Company’s domestic and a portion of its international implementation of the SAP information management software for the year ended December 31, 2007), the reviews of the Company’s quarterly financial statements, statutory audits required internationally and Sarbanes-Oxley internal control attestation.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor that are not included in Audit fees.

(3)	Represents fees for tax compliance.

(4)	Represents fees for all other services.

The Audit Committee has selected Grant Thornton LLP to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008, and the Audit Committee recommends that the stockholders vote for ratification of that appointment. The Company’s Audit Committee has reviewed each professional service described above, has considered the possible effect of such service on the independence of the firm, and has determined that such services have not affected Grant Thornton LLP’s independence. Notwithstanding this selection, the Audit Committee of the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Audit Committee believes such a change would be in the best interest of the Company and its stockholders. If there is a negative vote on ratification, the Audit Committee will reconsider its selection.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast is required to ratify the Audit Committee’s selection. In addition, the affirmative votes must represent at least a majority of the required quorum. If the stockholders reject the nomination, the Audit Committee will reconsider its selection. The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as independent auditors.

PROPOSAL THREE

APPROVAL OF RE-PRICING OF CERTAIN STOCK OPTIONS

Overview

On March 4, 2008, the Board of Directors unilaterally acted to amend certain outstanding options to purchase shares of the Company’s Class A Common Stock (the “Eligible Options”) issued under the Company’s 1999 Stock Incentive Plan (the “Option Plan”) held by Eligible Participants (defined below), to reduce the exercise price of such Eligible Options to $14.19 per share, the closing price of the Company’s Common Stock on the NASDAQ stock market on March 4, 2008, conditioned only upon stockholder approval of this proposal at the Annual Meeting. The re-pricing applies to Eligible Options held by persons who are currently employed or actively engaged by the Company, including the Company’s executive officers (except for David Nichols), but does not include the members of the Board of Directors (including Steven Nichols and George Powlick) (collectively, the “Eligible Participants”). On March 4, 2008, Steven Nichols informed the Company of his commitment to vote in favor of this proposal. The re-pricing results in no change in the number of shares of Common Stock subject to each re-priced Eligible Option and no change in the term or other provisions governing such Eligible Options. Under the terms of the Option Plan and applicable NASDAQ Marketplace Rules, stockholder approval is required to implement the re-pricing.

Reasons for the Proposal and Summary of Effects of the Approval of Proposal Three

After careful consideration, the Board of Directors determined that it would be in the best interest of the Company and the Company’s stockholders to implement the re-pricing. Stock options are intended to encourage the Company’s employees to act as owners, which helps align their interests with those of stockholders. The objective of the Option Plan is to encourage ownership of the Company by key personnel whose long-term employment or service is considered essential to the Company’s continued progress. The Board of Directors believes that the Option Plan has proven to be an effective tool that encourages stock option recipients to act in the stockholders’ interest and enables the recipients to have an economic stake in the Company’s success.

The Company’s stock price has declined significantly since October 2006. As of March 4, 2008, the date the Board of Directors approved this proposal subject to stockholder approval, approximately 40% of the Company’s outstanding stock options under the Option Plan had an exercise price above $14.19 per share. On that date, the last reported sale price per share, as quoted on the NASDAQ Stock Market, was $14.19. These numbers illustrate that a large portion of the Company’s outstanding stock options no longer serve as an effective tool to retain and motivate employees. In today’s competitive market for top talent, the Board of Directors believes that it is critical to the future success of the Company to revitalize the incentive value of its stock option program to retain, motivate and reward employees. The failure to address the underwater option issue in the near to medium term will make it more difficult for the Company to retain key employees. The failure to retain these employees could adversely affect the Company’s business, results of operations and future stock price.

In determining to recommend that stockholders approve the re-pricing, the Board of Directors considered several alternatives to provide competitive compensation to the Company’s employees. To replace equity incentives, the Company would need to substantially increase base and target bonus compensation. These increases would substantially increase the Company’s compensation expenses and reduce cash flow from operations. The Board of Directors also considered granting employees additional stock options at current market prices. However, these additional grants would substantially increase the total number of outstanding stock options, or “overhang.” The Board of Directors continues to believe that stock options are an important component of the Company’s employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company.

The re-pricing provides an opportunity to motivate the Company’s employees to create stockholder value. By realigning the exercise prices of previously-granted stock options with the current value of the Company’s common stock, the Company believes that the Option Plan will again become an important tool to help retain the Company’s employees, reward their continued loyalty to the Company, and motivate them to continue to create stockholder value. In addition, the re-pricing allows the Company to conserve cash resources and does not result in additional “overhang,” because the re-pricing does not affect the number of shares of common stock subject to each re-priced Eligible Option.

As of March 4, 2008, prior to the granting of new stock options, 1,947,875 stock options were outstanding under the Option Plan, of which 459,391 stock options, having exercise prices ranging from $17.62 to $35.89, constituted Eligible Options held by Eligible Participants. The following table presents summary information concerning the Eligible Options that will be re-priced if Proposal Three is approved by the Company’s stockholders.

Name and Position	Number of Securities Underlying Stock Options to be Re-priced	Weighted Average Exercise Price Per Share before Re-pricing	Average Remaining Contractual Life of Stock Options to be Re-priced (in Years)
Steven Nichols	—	$—	—
David Nichols	—	—	—
George Powlick	—	—	—
Kimberly Scully	23,000	19.13	5.8
Brian Sullivan	6,000	18.50	5.4
All Executive Officers as a group (7 persons)	37,000	19.06	5.8
All Directors Who Are Not Executive Officers as a Group (4 persons)	—	—	—
Employees Who Are Not Executive Officers as a Group (92 persons)	422,391	24.80	7.2
Total	459,391	$24.33	7.1

Details of the Option Re-Pricing

Implementing the Option Re-Pricing. As noted above, on March 4, 2008, the Board of Directors unilaterally acted to amend the Eligible Options issued under the Option Plan held by Eligible Participants to reduce the exercise price of such Eligible Options to $14.19 per share, the closing price of the Company’s Common Stock on the NASDAQ stock market on March 4, 2008, conditioned only upon stockholder approval of this proposal at the Annual Meeting. Additionally, on March 4, 2008, Steven Nichols informed the Company of his commitment to vote in favor of this proposal.

Eligible Employees. The re-pricing applies to Eligible Options held by all persons who are currently employed or actively engaged by the Company, including executive officers (except for David Nichols), but does not include members of the Board of Directors (including Steven Nichols and George Powlick).

Option Vesting. The vesting of the re-priced options will not change as a result of the re-pricing.

Other Option Terms. The other terms and conditions of the re-priced options will not change as a result of the re-pricing.

Accounting Treatment. The option re-pricing will be accounted for under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (SFAS No. 123 (Revised 2004)). Under these rules, the re-pricing will be characterized as a modification of the existing options. As a result, the difference between the fair value of the re-priced options over the fair value of the existing options determined as of the time of the re-pricing (March 4, 2008) are expected to result in additional non-cash expense of $850,000 over the next seven (7) years, if the re-pricing is approved.

U.S. Federal Income Tax Consequences. The re-pricing should be treated as a non-taxable modification and neither the Company nor the Company’s employees should recognize any income for U.S. federal income tax purposes upon the re-pricing. Upon the subsequent exercise of the re-priced options, the recipient will have ordinary income equal to the value of the shares over the exercise price at that time and the Company will be entitled to a corresponding deduction.

Effect on Stockholders. The Company believes that its stockholders will benefit from the option re-pricing as its employees respond to the enhanced retention and employee engagement incentives offered by the program. The Board of Directors designed the re-pricing to avoid the dilution in stockholders’ ownership that results from granting new options to supplement underwater options.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast is required to approve the re-pricing of certain stock options. In addition, the affirmative votes must represent at least a majority of the required quorum. The Board of Directors unanimously recommends a vote “FOR” the approval of the re-pricing of certain stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company as of March 24, 2008 with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) each of the named executive officers (as defined in the “Compensation Discussion and Analysis” section below) appearing in the Summary Compensation Table below, and (iv) all directors and officers as a group:

	Class A			Class B
Name or Identity of Group and Address (1)	Number of Shares Beneficially Owned (2)		Percent of Class A (3)	Number of Shares Beneficially Owned		Percent of Class B (3)
Directors and named executive officers:
Steven Nichols	1,627	(4)	0.0%	7,472,162	(5)	92.7%
George Powlick	208,236	(6)	0.8	—		—
Lawrence Feldman	8,894	(7)	0.0	391,132	(8)	4.9
Stephen Fine	15,334	(9)	0.1	—		—
David Lewin	6,568	(10)	0.0	—		—
Mark Louie	5,334	(11)	0.0	—		—
David Nichols	343,399	(12)	1.3	63,240	(13)	0.8
Kimberly Scully	10,000	(14)	0.0	—		—
Brian Sullivan	61,400	(15)	0.2	—		—
All Directors and Officers as a Group (11 persons)	688,792		2.5	7,926,534		98.3
Other Principal Stockholders:
Nichols Family Trust	200	(16)	0.0	7,408,930	(16)	91.9
Third Avenue Management LLC	4,291,746	(17)	16.1	—		—
622 Third Avenue New York, NY 10017
Royce & Associates, LLC	3,820,167	(18)	14.4	—		—
1414 Avenue of the Americas New York, NY 10019
FMR LLC	2,803,763	(19)	10.5	—		—
82 Devonshire Street Boston, MA 02109
Met Investor Advisory, LLC	1,927,857	(20)	7.2	—		—
5 Park Plaza, Suite 1900 Irvine, CA 92614

(1)	Unless otherwise indicated, all addresses are c/o K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361.

(2)	If shares of Class B Common Stock are owned by the named person or group, the number of shares reflected in this column excludes shares of Class B Common Stock convertible into a corresponding number of shares of Class A Common Stock.

(3)	Percentages are calculated based on the total number of shares of Class A Common Stock outstanding (26,599,282) and on the total number of shares of Class B Common Stock outstanding (8,059,524) as of March 24, 2008, respectively, plus, where applicable, shares issuable to the person or entity being reported upon exercise of options within sixty days after March 24, 2008. Percentages do not include 2,421,617 shares of Class A Common Stock held by the Company as treasury shares as of March 24, 2008.

(4)

Consists of 200 shares of Class A Common Stock, which are held by the Nichols Family Trust, of which Steven Nichols is a co-trustee and 1,427 shares of Class A Common Stock, which are held by a charitable foundation, of which Steven Nichols is a co-trustee. Steven Nichols, co-trustee of the Nichols Family Trust and the charitable foundation, exercises sole power to vote and dispose of shares held by the Nichols Family Trust and the charitable foundation. Such shares, which are owned by the trust and foundation, are also shown as beneficially owned by Mr. Nichols.

(5)	Consists of 63,232 shares of Class B Common Stock, which are held by a trust, of which Steven Nichols is the trustee, for the benefit of a related individual and 7,408,930 shares of Class B Common Stock, which are held by the Nichols Family Trust, of which Steven Nichols is a co-trustee. Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by these trusts, are also shown as beneficially owned by Mr. Nichols.

(6)	Includes options to acquire 207,100 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(7)	Includes options to acquire 6,334 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(8)	Consists of 243,504 shares of Class B Common Stock, which are held by the David Nichols Investment Trust, of which Lawrence Feldman and his wife are the trustees, and 147,628 shares of Class B Common Stock, which are held by a trust, of which Lawrence Feldman and his wife are the trustees, for the benefit of an unrelated individual.

(9)	Includes options to acquire 6,334 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(10)	Includes options to acquire 6,334 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(11)	Includes options to acquire 4,334 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(12)	Consists of options to acquire 343,399 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(13)	Such shares are held by a trust, of which David Nichols is the trustee, for the benefit of a related individual.

(14)	Consists of options to acquire 10,000 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(15)	Includes options to acquire 40,000 shares of Class A Common Stock, which options are exercisable within sixty days after March 24, 2008.

(16)	Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares are also shown as beneficially owned by Mr. Nichols.

(17)	Based solely upon information contained in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on February 14, 2008.

(18)	Based solely upon information contained in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on January 30, 2008.

(19)	Based solely upon information contained in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on February 14, 2008.

(20)	Based solely upon information contained in a Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The Company operates in an industry that is highly competitive. There are several footwear marketers, including companies that are larger and have substantially greater resources (financial and otherwise) than the Company, with whom the Company competes for executive talent. The personnel the Company strives to attract, retain and motivate are often in high demand among these footwear companies and other branded consumer goods companies, and have competing employment opportunities. As a result, the Company must offer attractive compensation packages to new employees as well as offer incentives to motivate and retain existing employees.

The Company’s philosophy is to maintain compensation programs which attract, retain and motivate executive management with economic incentives which are directly linked to financial performance and increased stockholder value. The key elements of the Company’s executive compensation program consists of a base salary, potential for an annual bonus directly linked to individual and overall Company performance and the grant of stock incentive awards intended to encourage the achievement of superior results over time and to further align executive officer and stockholder economic interests. Other elements of executive compensation include paying insurance premiums and certain limited perquisites.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of the Company’s named executive officers, which include the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company. These five individuals are listed in the Summary Compensation Table on page 17 of this Proxy Statement. The Compensation Committee administers the Company’s incentive-based compensation and equity-based compensation plans, reviews and approves corporate goals and objectives relevant to the Company’s compensation of the Chief Executive Officer and the other named executive officers, evaluates their performance in light of these goals and objectives, and sets their compensation levels and the size and vesting period of stock-based awards based on this evaluation. In August 2004, the Board of Directors approved a five year employment agreement with Mr. S. Nichols, commencing January 1, 2006 and ending December 31, 2010 (the “Employment Agreement”).

The Compensation Committee is also responsible for approving stock option and other stock incentive awards, reviewing and approving the design of other benefit plans and reviewing and recommending employment and severance agreements, including change-in-control provisions, plans or agreements for all executive officers.

Base Salary

The salaries of the Company’s named executive officers were established at the outset by considering the salaries of similar executives of comparably-sized companies both within and outside the industry in which the Company operates around the date of hire. This market information regarding salaries generally has been provided to the Company on a case-by-case basis by executive search firms that the Company retains when hiring new executive officers. Moreover, the search firms may make specific recommendations as to salary level for a particular executive being recruited based on the search firm’s experience and knowledge of the market. The Compensation Committee does not benchmark salaries on an annual basis.

Under the Employment Agreement, which was approved by the Board of Directors on August 2, 2004, Mr. Nichols received an annual salary of approximately $915,000 during fiscal year 2006 and receives annual cost of living increases each subsequent year thereafter. Mr. Nichols’ 2007 salary increased approximately 3% over his 2006 salary. The base salary of the Chief Financial Officer is reviewed annually by the Chief Executive Officer, while base salaries of the other named executive officers are reviewed annually by the Chief Executive Officer and Chief Financial Officer. While increases to base salaries may be approved on the basis of, among other attributes, the individual’s past performance and future potential, in general the only increases made to base salaries are a cost of living increase in the realm of 3%, as was the case in fiscal year 2007. The reason for this practice is to emphasize incentive-based compensation over base salaries to continually motivate its named executive officers.

Bonuses

From time to time, special discretionary cash bonuses may be made to named executive officers based on a number of different factors, however, as discussed above, the Company generally relies on incentive-based compensation to motivate its named executive officers. For fiscal year 2007, the Chief Executive Officer and Chief Financial Officer approved discretionary bonuses for Mr. Sullivan and Ms. Scully based on various subjective factors, including individual contribution to the Company in relation to their job responsibilities. These bonuses are shown in the Summary Compensation Table on page 17 of this Proxy Statement.

EVA Incentive Program

The Company has an Economic Value Added (“EVA”) Incentive Program, which rewards participants for increases in Economic Profit generated from one year to the next. Economic Profit is the Company’s net operating profit after taxes minus a charge for operating capital. Participants in the EVA Incentive Program are individuals who influence the Company’s strategic direction, long-term growth and profitability. With the exception of Ms. Scully, all other named executive officers participate in the EVA Incentive Program. The objectives of the EVA Incentive Program are:

•	To link the creation of stockholder value with individual and group goals;

•	To recognize and reward individual performances based on absolute and relative contributions; and

•	To provide an award opportunity as part of a competitive total compensation program to enable the Company to attract, retain and motivate its named executive officers.

The Compensation Committee believes that Economic Profit represents a key financial indicator of stockholder value and is an appropriate measure of the Company’s financial performance as it recognizes and motivates individual performance and promotes long-term strategic planning for the Company’s future. The EVA Incentive Program is a formula driven incentive plan that is based on two factors which have been approved by the Compensation Committee:

(1)	a Target Bonus, which is a percentage of the named executive officer’s base salary (the percentages for the participating named executive officers are as follows: Steven Nichols—60%, David Nichols—40%, George Powlick—50% and Brian Sullivan—30%; the Target Bonus amounts for 2007 are set forth on page 19 of this Proxy Statement); and

(2)	a Financial Performance Factor, that corresponds to increases or decreases in Economic Profit; this financial performance factor can be positive or negative and determines whether and to what extent each named executive officer will receive their Target Bonus. The Financial Performance Factor is based on the following two criteria:

a.	EVA Improvement—is the measure used to determine a return on investment, i.e. the change in Economic Profit year over year must be greater than the EVA Improvement Target (the EVA Improvement Target for Messrs. S. Nichols, D. Nichols and Powlick is $2,500,000 and for Mr. Sullivan is $1,500,000); and

b.	EVA Interval—establishes the extent to which the participant will be rewarded or penalized if actual performance is better or worse (the EVA Interval for Messrs. S. Nichols, D. Nichols, Powlick and Sullivan is $4,000,000).

The EVA Interval is divided into the Excess (Deficit) EVA Improvement, which is the Performance Multiple. The Performance Multiple plus one (1) Multiple is the Financial Performance Factor.

The Target Bonus multiplied by the Financial Performance Factor determines the Bonus Declaration. Each year, the Bonus Declaration, which may be positive or negative, is placed in a notional account called the EVA Bank from which the EVA Award is made to the named executive officers. The EVA Bank:

•	Links cumulative pay to cumulative performance by reserving a portion of negative or exceptionally positive Bonus Declarations;

•	Consistently extends the named executive officer’s time horizon forward when making business decisions; and

•	Smooths the ups and downs of the business cycle.

The annual EVA Award payment to each participant is equal to the participant’s EVA Bank balance, if the EVA Bank balance is less than or equal to the participants Target Bonus. If the EVA Bank balance is greater than the Target Bonus, the bonus payment will equal the Target Bonus plus one third of any excess EVA Bank balance after the payment of the Target Bonus, limited to one additional Target Bonus. Therefore, the maximum bonus payment in any given year to any participant is limited to two times their Target Bonus. In addition, a participant may not be paid more than $2,000,000 under the EVA Incentive Program in any given year. Remaining EVA Bank balances are carried forward to the next year and are subject to forfeiture if the named executive officer leaves the Company or reduction if there are decreases in subsequent years’ Economic Profit. The EVA Incentive Program is designed so that amounts paid under it qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. In December 2004, an outside consultant reviewed the EVA Improvement Target and EVA Interval factors and recommended to the Compensation Committee adjustments to these factors based on the Company’s financial statements, financial projections and stock price. The Compensation Committee approved these recommendations for the EVA Incentive Plan starting in 2005. Adjustments to the EVA Improvement Target and EVA Interval are adjusted from time to time as determined appropriate by the Compensation Committee.

For fiscal year 2007, each participating named executive officer’s Bonus Declaration was negative and the EVA Bank balances were zero at December 31, 2007, therefore each participating named executive officer did not receive a 2007 EVA Award. For fiscal year 2006, each participating named executive officer’s Bonus Declaration was negative, however, because each had positive EVA Bank balances at the December 31, 2006, each participating named executive officer received an EVA Award equaling at least one bonus target.

Stock Incentive Plan

The Compensation Committee approves grants of all stock options to named executive officers based to a lesser extent upon a subjective evaluation of their past individual contribution to the Company in relation to their job responsibilities and to a greater extent a subjective evaluation of their future ability to influence the Company’s long-term growth and profitability. Stock option grants are not automatically granted every year. They are granted when the Compensation Committee believes they have greater potential on employee retention. In addition, the number of stock options already held by a named executive officer is considered. The primary purposes of this component of compensation is to align the employees interests to increases in the stock price of the Company’s Class A Common Stock and retention of key employees. To assist the Compensation Committee in its determination, the Chief Executive Officer and the Chief Financial Officer make recommendations as to the appropriate grant size for the other named executive officers. Options are granted at current market values (NASDAQ’s closing price of the Company’s Class A Common Stock on the date of grant) and generally vest over a five-year period or longer after the date of option grant. The Compensation Committee may make exceptions to its general practice with respect to the pricing and vesting of stock option grants in special cases, for example, as a means to incentivize new hires to join the Company. In connection with the Employment Agreement, in August 2004, Mr. Nichols received a grant of 50,000 options to purchase shares of the Company’s Class A Common Stock at an exercise price equal to the current fair market value on the date of grant. In fiscal year 2007, a review of total compensation for the named executive officers was performed and the Compensation Committee determined, based on the factors discussed above, not to issue new stock options to named executive officers.

401(k) and Profit Sharing Plan

The 401(k) and Profit Sharing Plan (the “Plan”) is a tax-qualified defined contribution plan in which all U.S.-based personnel meeting certain age and length of employment criteria are eligible to participate. Under the 401(k) portion of the Plan, the Company makes non-discretionary matching contributions in an amount equal to 33.33% of the employee contribution, subject to a maximum of $250 of eligible compensation contributed to the Plan. Under the Profit Sharing portion of the Plan, the Company may make annual discretionary profit sharing contributions in an amount determined by the Board of Directors. The named executive officers participate in the Plan and receive matching 401(k) and profit sharing contributions thereunder to the same extent as other U.S.-based personnel of the Company.

Non-Qualified Deferred Compensation

In 1997, the Company established a Deferred Compensation Plan that accepted deferrals of salaries and/or bonuses for certain named executive officers for fiscal years 1998 through 2000. Irrevocable elections relating to the deferral amounts and distribution dates were made by each participant before the beginning of each plan year. No deferrals have been accepted since the 2000 plan year and the Deferred Compensation Plan is closed to future deferrals. Amounts in the account balances of the named executive officers are shown in the Non-Qualified Deferred Compensation Table on page 21 of this Proxy Statement.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with perquisites and other personal benefits that the Compensation Committee determines are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of other personal benefits provided to named executive officers.

Certain named executive officers are provided either use of a Company automobile or a car allowance. Certain named executive officers have certain insurance premiums fully paid by the Company and participate in a Medical Expense Reimbursement plan. The perquisites provided to the named executive officers during fiscal years 2006 and 2007 are shown in the Summary Compensation Table on page 17 of this Proxy Statement.

Termination Arrangements

The Company has no agreements with its named executive officers that require payments to be made upon a change-in-control of the Company, and, with the exception of the Employment Agreement, the Company has no agreements with its named executive officers that require payments to be made upon a termination of the named executive officer for any reason. Upon certain termination events, Mr. S. Nichols may be entitled to payments in accordance with his Employment Agreement as follows:

•

If Mr. Nichols’ employment is terminated by reason of his death, then the Company shall pay to his beneficiaries an amount equal to one year of Mr. Nichols’ current salary and an EVA Award for the year of death, and if his death occurs after June 30 in any given year prior to 2010, an EVA Award for the year immediately following the year in which he died.

•

If Mr. Nichols’ employment is terminated by reason of his incapacity, Mr. Nichols will receive an amount equal to one year of his current salary and an EVA Award in the first year of incapacity, and if his incapacity occurs after June 30 in any given year prior to 2010, an EVA Award for the year immediately following the year in which the incapacity occurred.

•

If Mr. Nichols terminates his employment for good reason (as defined in the Employment Agreement), the Company will pay to Mr. Nichols an amount equal to Mr. Nichols’ annual salary and EVA Awards that Mr. Nichols would have received from the termination date through December 31, 2010.

Tax Implications

The Compensation Committee intends to design the Company’s compensation programs to conform with Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its named executive officers will not exceed $1 million in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in limited circumstances when the Compensation Committee or the Board of Directors determines it is in the best interests of the Company to do so. There were no such payments in fiscal year 2007.

FISCAL YEARS 2006 AND 2007 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to total compensation paid by the Company during the years ended December 31, 2006 and 2007 to the named executive officers.

(A)		(B)	(C)	(D)	(E)	(F)	(G)	(H)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Steven Nichols	2007	$942,450	$—	$77,130	$—	$57,913	$40,200	$1,117,693
President and Chief Executive Officer	2006	915,083	—	77,119	860,032	79,024	52,416	1,983,674
David Nichols	2007	224,331	—	65,735	—	—	18,243	308,309
Executive Vice President	2006	217,797	33,400	105,125	88,695	—	24,906	469,923
George Powlick	2007	306,567	—	142,594	—	44,760	20,126	514,047
Vice-President—Finance, Chief Financial Officer, Chief Operating Officer	2006	300,217	—	166,363	241,093	53,438	28,155	789,266
Kimberly Scully	2007	156,105	55,649	35,214	—	—	11,485	258,453
Corporate Controller	2006	147,769	41,133	40,705	—	—	16,668	246,275
Brian Sullivan	2007	203,007	25,376	12,822	—	6,828	27,685	275,718
Vice-President— National Accounts	2006	197,095	33,400	17,549	118,257	10,338	35,306	411,945

(1)	For Mr. Sullivan and Ms. Scully, this amount represents a discretionary bonus which was paid in fiscal year 2007 and for Messrs. D. Nichols and Sullivan and Ms. Scully, this amount represents a discretionary bonus which was paid in fiscal year 2006.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS No. 123 (Revised 2004), which is discussed in the Company’s Annual Report on Form 10-K filed on February 26, 2008. The relevant assumptions used in this valuation are based on the following:

Option Grant Date	Expected Life (years)	Expected Volatility	Risk Free Rate	Expected Dividend Yield
March 28, July 9 and August 1, 2001	8	58.9%	4.9%	0.2%
February 13 and July 25, 2002	6	58.7	3.8	0.2
July 25, 2002	7	58.7	3.8	0.2
January 9, 2003	8	57.1	3.6	0.2
March 20, 2003	6	59.7	3.1	0.2
March 20, 2003	7	58.3	3.4	0.2
July 25 and August 12, 2003	7	57.1	3.4	0.2
October 22, 2003	8	56.2	3.8	0.4
May 6, 2004	8	55.6	4.4	0.5
May 6, 2004	9	55.1	4.4	0.5
August 2, 2004	10	54.1	4.1	0.5
September 24, 2004	6	58.3	3.6	0.5
October 26, 2004	10	54.0	4.2	0.4

(3)	Represents the EVA Award, which was approved by the Board of Directors and paid out of the named executive officers’ positive EVA bank balances, despite a negative Bonus Declaration for fiscal year 2006. There were no payments of EVA Awards in fiscal year 2007 to the named executive officers.

The balances in the EVA Bank accounts at the end of 2005 for the named executive officers were as follows: Steven Nichols—$3,406,417, David Nichols—$397,200, George Powlick—$949,192 and Brian Sullivan—$530,589. Kimberly Scully does not participate in the EVA Incentive Plan.

As a result of the Company’s 2006 performance, the following negative Bonus Declarations were deducted from each named executive officer’s EVA Bank accounts as follows: Steven Nichols—$1,924,422, David Nichols—$305,351, George Powlick—$526,130 and Brian Sullivan—$87,896.

As a result of the Company’s 2007 performance, the following negative Bonus Declarations were deducted from each named executive officer’s EVA Bank accounts as follows: Steven Nichols—$621,963, David Nichols—$3,154, George Powlick—$181,969 and Brian Sullivan—$324,436.

The balances in the EVA Bank accounts at the end of 2007 for the named executive officers were as follows: Steven Nichols—$0, David Nichols—$0, George Powlick—$0 and Brian Sullivan—$0.

See also further disclosure in the Grants of Plan Based Awards Table below.

(4)	Represents above-market interest earned on deferred compensation. The interest rate earned on deferred compensation is discretionary and is determined by Mr. S. Nichols and was 9% for Messrs. Powlick and Sullivan and was 8% for Mr. S. Nichols for fiscal years 2007 and 2006.

(5)	All other compensation consists of the following:

Name	Year	Profit Sharing Contribution ($)	401(K) Matching Contri- bution ($)	Medical Insurance Premiums ($)	Medical Expense Reimbursement ($)	Term Life Insurance Premiums ($)	Company- Provided Automobile or Automobile Allowance ($)	Total All Other Compen- sation ($)
Steven Nichols	2007	$11,985	$250	$13,914	$5,500	$4,675	$3,876	$40,200
	2006	19,711	250	13,314	5,500	9,350	4,291	52,416
David Nichols	2007	11,985	250	6,008	—	—	—	18,243
	2006	19,711	250	4,945	—	—	—	24,906
George Powlick	2007	11,985	250	1,255	5,500	1,136	—	20,126
	2006	19,711	250	1,558	5,500	1,136	—	28,155
Kimberly Scully	2007	11,235	250	—	—	—	—	11,485
	2006	16,418	250	—	—	—	—	16,668
Brian Sullivan	2007	11,985	250	3,050	4,000	—	8,400	27,685
	2006	19,711	250	2,945	4,000	—	8,400	35,306

FISCAL YEAR 2007 GRANTS OF PLAN BASED AWARDS

The following table sets forth information with respect to the Company’s EVA Incentive Program for fiscal year 2007. The table does not include information on equity-based awards because no options to purchase the Company’s Class A Common Stock were granted during the year ended December 31, 2007 to the named executive officers. Actual payments under the EVA Incentive Program for fiscal year 2007 were zero as shown on the Summary Compensation Table on page 17 of this Proxy Statement.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
(A)	(B)	(C)
Name	Target ($) (2)	Maximum ($) (3)
Steven Nichols(4)	$565,470	$1,130,940
David Nichols(4)	89,732	179,464
George Powlick(4)	153,284	306,568
Kimberly Scully(5)	—	—
Brian Sullivan(6)	60,902	121,804

(1)	The information presented relates to the Company’s EVA Incentive Program discussed on pages 14 and 15 of this Proxy Statement. The EVA Incentive Program does not have a threshold, but rather, is based on a continuous scale according to which the payout can be zero. Accordingly, no threshold column is shown.

(2)	Each named executive officer has a bonus target which is a percentage of current salary (the percentages for the participating named executive officers are as follows: Messrs. S. Nichols—60%, D. Nichols—40%, Powlick—50% and Sullivan—30%).

(3)	This represents the maximum amount that can be paid out in any given year, equal to two times the bonus target.

(4)	The EVA Improvement Target is $2,500,000 and the EVA Interval is $4,000,000.

(5)	Ms. Scully does not participate in the EVA Incentive Program.

(6)	The EVA Improvement Target is $1,500,000 and the EVA Interval is $4,000,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table sets forth information with respect to option awards, granted under the 1990 Stock Option Plan and the 1999 Stock Incentive Plan, held by the named executive officers as of December 31, 2007.

	Option Awards
(A)	(B)	(C)	(D)	(E)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date (2)
Steven Nichols	—	50,000	$18.18	8/02/2014	(3)
David Nichols	26,399	—	3.19	5/18/2010	(4)
	200,000	—	6.39	3/28/2011	(4)
	100,000	—	7.05	7/09/2011	(8)
	12,000	—	8.56	2/13/2012	(4)
	—	10,000	8.93	7/25/2012	(11)
	—	40,000	17.62	7/25/2013	(6)
George Powlick	97,100	—	8.03	4/20/2009	(4)
	30,000	—	2.53	2/21/2010	(7)
	80,000	—	6.39	3/28/2011	(5)
	—	40,000	8.28	8/01/2011	(6)
	—	40,000	17.62	7/25/2013	(6)
	—	5,000	19.26	5/06/2014	(6)
	—	40,000	19.01	9/27/2014	(7)
Kimberly Scully	6,667	3,333	12.50	3/20/2013	(14)
	—	4,000	12.50	3/20/2013	(15)
	—	10,000	17.62	7/25/2013	(6)
	—	4,000	19.71	10/22/2013	(16)
	—	4,000	19.26	5/06/2014	(10)
	—	5,000	21.61	10/26/2014	(17)
Brian Sullivan	10,000	—	2.53	2/21/2010	(4)
	10,000	—	2.53	2/21/2010	(8)
	12,000	—	4.50	8/03/2010	(8)
	4,000	—	6.39	3/28/2011	(4)
	4,000	—	8.93	7/25/2012	(13)
	—	4,000	11.17	1/09/2013	(12)
	—	6,000	18.50	8/12/2013	(9)

(1)	The option exercise price is equal to the NASDAQ closing price of the Company’s Class A Common Stock on the grant date.

(2)	Options expire ten years from the date of grant. Options generally vest over a certain period of time from the date of grant, unless otherwise noted.

(3)	Options vest 33% at three and four years, and 34% at five years from January 1, 2006.

(4)	Options vest 33% at three, four and five years from grant date.

(5)	Options vest 50% at five and six years from grant date.

(6)	Options vest 100% at seven years from grant date.

(7)	Options vest 100% at five years from grant date.

(8)	Options vest 33% at four, five and six years from grant date.

(9)	Options vest 33% at five, six and seven years from grant date.

(10)	Options vest 50% at seven and eight years from grant date.

(11)	Options vest 50% at five and six years from February 1, 2003.

(12)	Options vest 100% at seven years from February 1, 2003.

(13)	Options vest 100% at four years from February 1, 2003.

(14)	Options vest 33% at three, four and five years from April 21, 2003.

(15)	Options vest 100% at six years from April 21, 2003.

(16)	Options vest 50% at six and seven years from December 1, 2003.

(17)	Options vest 100% at nine years from grant date.

FISCAL YEAR 2007 OPTION EXERCISES

The following table sets forth information with respect to stock options exercised during the year ended December 31, 2007 by the named executive officers.

	Option Awards
(A)	(B)	(C)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Steven Nichols	—	$—
David Nichols	10,000	259,351
George Powlick	43,700	925,203
Kimberly Scully	—	—
Brian Sullivan	14,400	386,982

(1)	Represents the difference between the aggregate strike price of the option and the fair market value of the Company’s Class A Common Stock purchased upon exercise, using a broker-executed trade on the open market.

FISCAL YEAR 2007 NON-QUALIFIED DEFERRED COMPENSATION

The following table reflects the activity during the year ended December 31, 2007 and the ending balances at December 31, 2007 for the Deferred Compensation Plan.

(A)	(B)	(C)	(D)
Name	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last Fiscal Year End ($) (3)
Steven Nichols	$265,048	$—	$3,578,147	(4)
David Nichols(7)	—	—	—
George Powlick	146,595	—	1,775,432	(5)
Kimberly Scully(7)	—	—	—
Brian Sullivan	22,364	66,616	270,850	(6)

(1)	Amount includes the above-market interest (see discussion on page 18 of this Proxy Statement) earned on deferred compensation, which is also disclosed in the Summary Compensation Table on page 17 of this Proxy Statement.

(2)	The withdrawal is based on elections made by the named executive officer at the time compensation was deferred.

(3)	All named executive officers are fully vested in their balances. All vested amounts are payable to each named executive officer upon termination from the Company at the election of the participant.

(4)	This represents amounts contributed from 1998 through 2000 and interest earned on those contributions. If employment is terminated by death or upon retirement, payments will be made in 120 monthly installments. If employment is terminated by reason other than by death or retirement, payments will be made in 60 monthly installments.

(5)	This represents amounts contributed from 1998 through 2000 and interest earned on those contributions. If employment is terminated by death, payments will be made in 60 monthly installments. If employment is terminated by retirement, payments will be made in 120 monthly installments. If employment is terminated by reason other than by death or retirement, payments will be made in 60 monthly installments.

(6)	This represents amounts contributed for 1998 and 1999 and interest earned on those contributions. If employment is terminated by death or upon retirement, payments will be made in 60 monthly installments. If employment is terminated by reason other than by death or retirement, payments will be made in 36 monthly installments.

(7)	Mr. D. Nichols and Ms. Scully do not participate in the Deferred Compensation Plan.

TERMINATION PAYMENTS

As discussed on page 16 of this Proxy Statement, upon certain termination events, Mr. S. Nichols may be entitled to payments in accordance with his Employment Agreement. At his current salary and EVA Award level, at December 31, 2007 this would be equal to $942,450. As discussed on pages 21 and 22 of this Proxy Statement, Messrs. S. Nichols, Powlick and Sullivan would be entitled to payments under the non-qualified deferred compensation plan, upon termination of their employment with the Company. These payments would be paid in accordance with the elections made by the participants. Mr. S. Nichols would be entitled to 120 monthly payments of $44,556 if terminated by death or retirement or 60 monthly payments of $73,584 if terminated by reasons other than death or retirement at December 31, 2007. Mr. Powlick would be entitled to 60 monthly payments of $37,374 if terminated by death or reasons other than retirement and 120 monthly payments of $23,071 if terminated by retirement at December 31, 2007. Mr. Sullivan would be entitled to 60 monthly payments of $5,702 if terminated by death or retirement or 36 monthly payments of $8,689 if terminated by reasons other than death or retirement at December 31, 2007.

FISCAL YEAR 2007 DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting non-employee director compensation, the Company considers the amount of time that Directors spend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. The Company reviews the level of non-employee director compensation on a periodic basis based on a number of different factors, including publicly available information describing director compensation in peer companies within the footwear industry with particular focus on the industry leader, Nike. As discussed above in the section “Stock Ownership and Corporate Governance Guidelines,” it is recommend that each director own, no later than December 31, 2010 (or five years after a director first joins the Board of Directors, whichever is later), an amount of Class A Common Stock of the Company equal to four times the cash retainer the Company pays each director for the year ended December 31, 2010. Employee directors receive no additional compensation for their services as a director.

Remuneration of Directors

During fiscal year 2007, all non-employee directors were paid the following for services on the Board of Directors and its committees:

	Annual Retainer	Regular Quarterly Meeting
Board of Directors	$25,000	$2,000
Audit Committee	4,000	1,000
Audit Committee Chairman	10,000	—
Compensation and Stock Option Committee	2,000	—
Corporate Governance and Nominating Committee	3,000	—

All non-employee directors were reimbursed for necessary expenses for attending these meetings.

Stock Option Program

Under the 1999 Stock Incentive Plan, the Company may grant stock options to non-employee directors. In fiscal year 2007, the Company did not issue new stock options to non-employee directors.

FISCAL YEAR 2007 DIRECTOR COMPENSATION TABLE

The following table sets forth information with respect to total compensation paid by the Company during fiscal year 2007 to each member of the Board of Directors.

(A)	(B)		(C)	(D)
Name (1)	Fees Earned or Paid in Cash ($)		Option Awards ($) (2) (7)	Total ($)
Lawrence Feldman	$56,000	(3)	$11,782	$67,782
Stephen Fine	46,000	(4)	11,782	57,782
David Lewin	38,000	(5)	11,782	49,782
Mark Louie	41,000	(6)	15,101	56,101

(1)	Messrs. S. Nichols and Powlick, both directors of the Company, have been omitted from this table since they receive no compensation for their services as directors. The compensation received by Messrs. S. Nichols and Powlick as employees of the Company is shown in the Summary Compensation Table on page 17 of this Proxy Statement.

(2)	At December 31, 2007, each Director had the following number of options outstanding: Mr. Feldman— 12,000; Mr. Fine—12,000; Mr. Lewin—12,000 and Mr. Louie—12,000.

(3)	Mr. Feldman is the Chairman of the Audit Committee and is also a member of the Compensation Committee and the Governance Committee.

(4)	Mr. Fine is the Chairman of the Compensation Committee and is also a member of the Audit Committee and the Governance Committee.

(5)	Mr. Lewin is a member of the Compensation Committee and the Governance Committee.

(6)	Mr. Louie is a member of the Audit Committee.

(7)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS No. 123 (Revised 2004), which is discussed in the Company’s Annual Report on Form 10-K filed on February 26, 2008. The relevant assumptions used in this valuation are based on the following:

Option Grant Date	Expected Life (years)	Expected Volatility	Risk Free Rate	Expected Dividend Yield
April 3, 2003	7	57.6%	3.0%	0.1%
August 12, 2003	7	57.1	3.4	0.2
October 22, 2003	8	56.2	3.8	0.4
May 6, 2004	8	55.6	4.4	0.5
May 19, 2005	4	41.2	3.7	0.6

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities of K•Swiss are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 31, 2007:

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	2,051,572	$12.52	1,256,569
Equity compensation plans not approved by security holders	—	—	—

Total	2,051,572	$12.52	1,256,569

BOARD OF DIRECTORS COMMITTEES

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Board of Directors has adopted a written charter for the Governance Committee, which is available on K•Swiss’ website at www.k-swiss.com. The purpose of the Governance Committee, among other things, is to identify individuals qualified to become the directors elected by the holders of Class A Common Stock (consistent with criteria approved by the Board of Directors), recommend to the Board of Directors director candidates to be elected by the holders of Class A Common Stock for election at the annual meeting of stockholders, develop and recommend to the Board of Directors a set of corporate governance principles and perform a leadership role in shaping the Company’s corporate governance.

The Governance Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for outside counsel, experts and other advisors as the Governance Committee deems appropriate to assist it in the performance of its functions.

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees. Its general policy is to assess the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies of the directors to be elected by the holders of Class A

Common Stock are anticipated, or otherwise arise, the Governance Committee considers various potential candidates to fill such vacancies. Candidates may come to the attention of the Governance Committee through its current members, stockholders or other persons. These candidates are evaluated at regular or special meetings, and may be considered at any point during the year. The Board of Directors considers properly submitted stockholder nominations for candidacy.

In evaluating such nominations, like all nominations, the Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board of Directors activities and the absence of potential conflicts with K•Swiss’ interests. Any stockholder nominations proposed for consideration by the Governance Committee should include the nominee’s name and qualifications for Board of Director membership and should be addressed to the Corporate Governance and Nominating Committee, c/o K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Secretary. Stockholder nominations must be proposed in accordance with the Company’s Restated Bylaws. Following verification of the stockholder status of persons recommending candidates to the Governance Committee, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee.

Corporate Governance and Nominating Committee

Lawrence Feldman, Chairman

Stephen Fine

David Lewin

Dated: March 24, 2008

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2007 as required by Item 402(b) of Regulation S-K under the Exchange Act with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Stock Option Committee

Stephen Fine, Chairman

Lawrence Feldman

David Lewin

Dated: March 24, 2008

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates same by reference.

Compensation Committee Interlocks and Insider Participation

Directors Feldman, Fine and Lewin comprise the Compensation Committee and are independent directors, none of who have served as a present or former employee of the Company. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee, which is available on K•Swiss’ website at www.k-swiss.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal control system. The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed with the independent registered public accounting firm by Codification of Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Company’s independent registered public accounting firm provided the Audit Committee written disclosures and the letter required by Independence Standards Board Standards No. 1, “Independent Discussions with Audit Committees,” and the Audit Committee has discussed with its independent registered public accounting firm that accounting firm’s independence from management. The Audit Committee also considered whether the non-audit services provided by its independent registered public accounting firm during the last fiscal year were compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence Feldman, Chairman

Stephen Fine

Mark Louie

Dated: March 24, 2008

CODE OF ETHICS

The Company has adopted a “Code of Ethics,” which is applicable to the Company’s directors, the chief executive officer and senior financial officers, including the principal accounting officer. The Company has also adopted a “Code of Ethics” which is applicable to directors, officers and employees. Both “Codes of Ethics” are available on K•Swiss’ website at www.k-swiss.com. The Company intends to post amendments to or waivers under the Codes of Ethics at this location on its website. Upon written request, the Company will provide a copy of the “Codes of Ethics” free of charge. Requests should be directed to K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Secretary.

CERTAIN TRANSACTIONS

David Nichols, Executive Vice President, is the son of Steven Nichols, President, Chief Executive Officer and Chairman of the Board of Directors of the Company. David Nichols has held various other positions with the Company since 1995, including Executive Vice President of K•Swiss Sales Corp., President of K•Swiss Europe BV and President of K•Swiss Direct Inc.

Steven Nichols is the Chairman of the Board, President and sole member of the 324 Foundation, a California nonprofit public benefit corporation, which makes contributions to Section 501(c)(3) educational and charitable organizations. George Powlick and David Nichols, are also directors of the 324 Foundation. K•Swiss Inc. contributed $150,000 to the 324 Foundation for each of the years ended December 31, 2007, 2006 and 2005.

RELATED PARTY TRANSACTIONS

The Audit Committee, among its other duties and responsibilities, reviews and monitors all related party transactions and has adopted, in February 2007, the Company’s “Related Party Transaction Policies and Procedures” (the “Policy”). The Board of Directors has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any transaction with a related party in which the aggregate amount involved is expected to be less than $100,000. A summary of each new transaction pre-approved by the Chairman of the Audit Committee pursuant to this policy shall be provided to the Audit Committee for review at its next regularly scheduled meeting. Under the Policy, for transactions with a related party in which the aggregate amount involved is expected to exceed $100,000, the Audit Committee will assess, among factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate. No director shall participate in any discussion or approval of a transaction for which he is a related party, except that this director shall provide all material information concerning the transaction to the Audit Committee. During 2007, David Nichols leased his condominium to the Company for four months for $18,000 total for one of the Company’s foreign-based employees working at the Company’s Headquarters Office at the Company’s request. This transaction was approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the outstanding Class A Common Stock to file with the Securities and Exchange Commission and the Company reports of ownership and changes in beneficial ownership of their equity securities of the Company on Form 3, Form 4 and Form 5, as appropriate. Based solely upon the Company’s review of the information received, the Company believes that, during the year ended December 31, 2007, all persons complied with such filing requirements on a timely basis.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 9, 2008 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Proposals should be submitted in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement. In addition, the Company’s Restated Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

The Company knows of no matters other than the foregoing to be brought before the Annual Meeting, but if any other such matter properly comes before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the proxies in accordance with their best judgment.

The Annual Report of the Company for the year ended December 31, 2007, including financial statements, is being mailed under the same cover to each person who was a stockholder of record on March 24, 2008. The Company will deliver only one Proxy Statement and accompanying Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and accompanying Annual Report to a stockholder at a shared address to which a single copy of such documents are delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the Proxy Statement and/or Annual Report by contacting the Company at the address set forth below or at (818) 706-5100. Similarly, stockholders sharing an address who are receiving multiple copies of the Proxy Statement and accompanying Annual Report may request delivery of a single copy of the Proxy Statement and/or Annual Report by contacting the Company at the address set forth below or at (818) 706-5100.

The Company will furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, to any stockholder desiring a copy. Stockholders may write to K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Vice President—Finance to receive a copy.

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Steven Nichols

Chairman of the Board and President

Westlake Village, California

April 8, 2008

PROXY	K-SWISS INC. Class A Common Stock Proxy for Annual Meeting of Stockholders, May 20, 2008	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 20, 2008 at 10:00 a.m., Los Angeles time at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2008 Annual Meeting and, revoking all prior proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the proxies of the undersigned to represent the undersigned and vote all shares of Class A Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 20, 2008, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

This Proxy will be voted FOR Items 1, 2 and 3 and according to the judgment of the proxies with respect to Item 4, unless otherwise specified.

(Continued and to be signed on reverse side.)

K-SWISS INC.
P.O. BOX 11251
NEW YORK, N.Y. 10203-0251

▼  DETACH PROXY CARD HERE  ▼

☐	PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink

1.	ELECTION OF DIRECTORS

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.

Nominees: David Lewin, Mark Louie
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)	To change your address, please mark this box.	☐
	To include any comments, please mark this box.	☐

*EXCEPTIONS

2.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2008

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. APPROVAL OF STOCK OPTION RE-PRICING
SCAN LINE

FOR	☐	AGAINST	☐	ABSTAIN	☐	Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

Date	Share Owner sign here	Co-Owner sign here

PROXY	K-SWISS INC. Class B Common Stock Proxy for Annual Meeting of Stockholders, May 20, 2008	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 20, 2008 at 10:00 a.m., Los Angeles time at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2008 Annual Meeting and, revoking all prior proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the proxies of the undersigned to represent the undersigned and vote all shares of Class B Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 20, 2008, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

This Proxy will be voted FOR Items 1, 2 and 3 and according to the judgment of the proxies with respect to Item 4, unless otherwise specified.

(Continued and to be signed on reverse side.)

K-SWISS INC.
P.O. BOX 11251
NEW YORK, N.Y. 10203-0251

▼  DETACH PROXY CARD HERE  ▼

☐	PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink

1.	ELECTION OF DIRECTORS

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.

Nominees: Steven Nichols, George Powlick, Lawrence Feldman, Stephen Fine
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)	To change your address, please mark this box.	☐
	To include any comments, please mark this box.	☐

*EXCEPTIONS

2.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITOR FOR THE YEAR ENDED DECEMBER 31, 2008

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. APPROVAL OF STOCK OPTION RE-PRICING
SCAN LINE

FOR	☐	AGAINST	☐	ABSTAIN	☐	Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

Date	Share Owner sign here	Co-Owner sign here